Exhibit 99.1

recoveryenergyco.com

Requested:

About Recovery Energy

Denver-Julesburg Basin

Exploration & Production

Management

Section:     About Recovery Energy

Recovery Energy, Inc. is a Denver-based independent oil and gas exploration and production company focused on the Denver-Julesburg (DJ) Basin where it holds 158,000 gross, 137,000 net acres and management has more than 80 years’ experience. Recovery Energy’s primary focus is on growing revenue, cash-flow and reserves through conventional drilling, as well as through unconventional drilling targeting the various prospective oil shale horizons on its land. In addition to being prospective for the Niobrara oil shale formation, the Company’s asset base is comprised of current production and reserves from the Cretaceous J sand along with extensiveprospectivity for other hydrocarbon-bearing formations such as the Pierre Shale, Codell, Greenhorn and Paleozoic horizons.

Recovery Energy’s “pure play” land acquisition strategy in the DJ Basin resource region began in 4Q09 and continued through 2010 and into 2011. Early mover advantage allowed the Company to secure a significant leasehold position, including large, acreage blocks within its158,000 gross, 137,000 net acres in Goshen and Laramie Counties, Wyoming; Banner and Kimball Counties, Nebraska, and Weld and Arapahoe Counties, Colorado.

Recovery Energy drills for, operates and produces oilfrom the J sand, andinitiated horizontal drilling activity in the Niobrara Oil Shale play in 1Q11.Recovery Energy is well-positioned to continue to pursue acreage and production acquisitions and increase daily oil production through conventional and unconventional drilling. The company plans to fundamentally grow reservesthrough conventional drilling in “J” sands and horizontal drilling in the Niobrara formation which has benefitted substantially from multi-stage frac technology.

Section:     Denver-Julesburg Basin

Recovery Energyfocuses its exploration and development efforts exclusively on the DJ Basin and is headquartered in Denver. The DJ Basin is centered on the eastern side of the Rocky Mountains and extends from south of Denver, Colorado to southeast Wyoming, western Nebraska and western Kansas.

The DJ Basin consists of a large asymmetric syncline of Paleozoic, Mesozoic, and Cenozoicsedimentary rock layers, trending north to south along the east side of the Front Range.The basin started forming as early as 300 million years ago, during the Colorado Orogeny that created the Ancestral Rockies.

Oil and gas have been produced from the DJ Basin since the discovery of oil in 1901 in the fractured Pierre Shale at the Boulder oil field in Boulder County. The DJ Basin currently has more than 20,000 producing oil and gas wells. A 2002 assessment by the U.S. Geological Survey reported that more than 1.05 billion barrels of oil and 3.67 trillion cubic feet of natural gas, notably from the Wattenberg Field, have been produced, from wells across the Denver Basin Provinceprimarily using conventional, vertical methods.(The USGS Province 39 extends somewhat beyond the DJ Basin.)

The Niobrara, which is named for a brittle, shale rock formation thousands of feet underground, and associated formations have been the focus of recent industry activity in the DJ Basin. Niobrara shale oil is thought to be recoverable given the favorable economics of pairing new technologies: horizontal drilling with multi-stage artificial stimulation technology.

Subhead or Sidebar:     Recovering DJ BasinOil with New Technologies

Horizontal drilling and multi-stage artificial stimulation technology, also calledhydraulic “fracturing” or “fracing,”are the key enabling technologies that will allow Recovery Energy to unlock original oil from rock formations – generally with target depths of 6,500 – 9,500 feet.Whilesophisticated geologic and 3D seismic models enhance predictability and reproducibility over larger areas than historically possible,at such depth, there is typically not sufficient porosity and permeability to allow oil and natural gas to flow from the rock into the wellbore at economic rates.

The  emerging DJ Basin Niobrara oil shale fields and other hydrocarbon-bearing formationssuch as the Pierre Shale, Codell, Greenhorn and Paleozoic horizons are believed to contain substantial recoverable oil reserves  that may be effectively and economically exploited through advancing seismic modeling, drilling and completion technologies that continue to be developed and refined.

Horizontal drilling, as opposed to conventional vertical drilling,otherwise known as – “long laterals,” are drilled down and sideways to expose more of the well to productive reservoir layers. This technology has been in existence for about 20 years and was utilized for the Silo field discovery in 1991 which has produced in excess of 11 million barrels of oil equivalent from the Niobrara formation.

Newly perfected multi-stage artificial stimulation technologysystems arederived from hydraulic fracingwhich pumps liquid and proppantinto a reservoir under tremendous pressure.   This improves permeability and creates channels through which hydrocarbons can travel. Cost-effective, high-tech multi-stagefracing completion systems are now capable of mechanically fracing at certain intervals, stimulating several stages in a single day and substantially increasing near-term production. During the past several years, U.S. producers have perfected these techniques in a number of prolific shale plays, increasing both output and efficiency. Recovery Energy’s experienced operations team will be applying the same techniques to unlock the potential of the emerging Niobrara shale oil play in the DJ Basin.

Section:     Exploration and Development

Recovery Energy’s primary focus is on growing revenue, cash-flow and reserves through conventional drilling as well as unconventional drilling of the various prospective oil horizons on its leasehold. In addition to being prospective for the Niobrara oil shale formation, the Company’s asset base is comprised of current production and reserves from the J sand and possessesextensive potential for other hydrocarbon-bearing formations such as the Pierre Shale, Codell, Greenhorn and Paleozoic horizons.

Recovery Energy in continuously evaluating its geologic and reserve recovery potential and currently has identified upwards of150 drilling targets, both conventional and unconventional.Of primary interest are cost-effective exploration and development opportunities proven by geologic and geophysical analysis in both the J sands and the significant emerging Niobrara oil shale formation and other hydrocarbon-bearing formations such as the Pierre Shale, Codell, Greenhorn and Paleozoic horizons. Recovery Energy is either directly conducting or has agreed to participate in 3D seismic shoots on much of its holdings.

Subhead:     Conventional Drilling Activity:  J Sand – A Foundation on Current Production andCash-flow

The company’s conventional drilling activity is primarily focused on the J sand. Beginning in the 1940s and through the 1970s the J Sand was the primary producing horizon in the DJ Basin.

Recovery Energy’s conventional drilling focuses on historical efforts, which included concentration on fluvial faciesof the J,and another subset of the J Sand’s sedimentary depositional environment: the marine facies.  The marine facies doesn’t have as high a porosity and permeability as the fluvial facies, but it is very conducive to current frac techniques. The Company’s geologic data shows that Recovery Energy’s land is well-positioned to exploit both fluvial andmarine facies potential.J sand drilling efforts will be through vertical well drilling in conjunction with fracing to explore for oil.The excellent economics and the low cost, low risk attributes of the J Sand give foundational value to Recovery Energy.  Total reserve potential is estimated to be in excess of 10,000,000 BO.

Subhead:     Unconventional Drilling Activity: Emerging Niobrara and Additional Horizons

The DJ Basin, due to its close proximity to The Rockies, has a natural advantage over other shale plays such as the Eagleford and the Bakken, as a result of its structural tectonic setting. The increased stress of the region,due to higher pressure, creates natural fracing where permeability exists with oil existing in the fractures. The Silo Field, for example, was drilled targeting natural fracing.

The DJ Basin’s stress field is more anisotropic than the others; rather than being uniform, it has properties that differ according to the direction of measurement, thus imposing more natural fracing. Utilizing 3D seismic and sophisticated geochemical data, Recovery Energy’s Niobrara strategy focuses on areas with fracture-dominated reservoirs and matrix-dominated reservoirs. The company will incorporate this natural advantage with its technologically advanced horizontal drilling program.

Early industry results suggest that the DJ Basin’s extensive Niobrara Oil Shale likely contains multiple core areas with the following characteristics: 1) 6,500’-9,000’ target depth, 2) 250’-350’ thick, 3) substantial in scope and scale based on 3D seismic models, and 4) contain natural fractures. Recovery Energy’s acreage positions throughout the northern half of the DJ Basin give the company significant exposure in what is believed to be both the matrix porosity and naturally fractured areas of the Niobrara Shale.

Additional Recovery Energy Oil Shale Horizons/hydrocarbon-bearing formations include:

•	PIERRE SHALE: Parkman Sandstone has hydrocarbon sample shows.

•	CODELL: 10’-30’ thick, oil-saturated, tight sandstone with limited production in the prospect area. Major productive interval in the Wattenberg Field. May provide multi-lateral upside with Niobrara.

•
GREENHORN: Limestone / Shale Interval:  Self-sourcing rock (300’ gross thickness) is similar to Niobrara with adequate log response, depth of burial and free oil recoveries (DST’s) nearby to be prospective within the area.  Behind-pipe potential may exist in vertically drilled and cased wells.

•	DAKOTA: Dakota and Lakota Sandstones – Fluvial-deltaic systems. Produces at Pine Bluffs Field area leasehold.

•	[PALEOZOIC:]Wolfcamp – Permian limestones and dolomites with shows and major production near the Company’s Wilke and Vrtatko area leasehold.

Recovery Energy holds 158,000 gross, 137,000 net acres of mostly long-term leasehold in the DJ Basin,primarily in Weld County, Colorado, Goshen and Laramie Counties, Wyoming, and western Banner and Kimball Counties, Nebraska. The company continues to evaluate additional DJ Basin acquisitions on an ongoing basis.

Copy Block:                          Recovery Energy’s DJ Basin Holdings:

158,000 gross, 137,000 net acres

Majority of acreage is contiguous with long-term leaseholds.

E&P Spotlight:	E&P Spotlight: Chugwater
[updates monthly	Horizontal Niobrara in Laramie County, Wyoming
or quarterly to start]
Recovery Energy has initiated a horizontal Niobrara drilling program on its 14,400-acre contiguous block in the Chugwater area of Laramie County, Wyoming and is believed to be in part of the more intensely naturally fractured areas of the Niobrara Shale.   The Company’s first initial horizontal test well is underway and additional drilling locations are being permitted. Recovery Energy is targeting the Niobrara and will drill approximately 13,000’ of total measured depth which should include a 4,500-foot lateral.  The Company’s Chugwater Prospect area is in the northwest edge of the DJ Basin which has recently had more than 120 horizontal Niobrara permits being filed. It is immediately northwest of the prolific Silo field, which has produced more than 11 million barrels of oil equivalent from the Niobrara formation, and about eight miles south of Chugwater, Wyoming.   Recovery Energy has a contiguous block of approximately 14,400 gross, 12,200 net acres in the Chugwater section of the DJ Basin.

Section:     Management

Roger A. Parker –Chairman of the Board and Chief Executive Officer

Roger A. Parker has 28 years’ experience in the oil and gas industry throughout North America which includes continuous operations in the DJ Basin.  Until May 2009 Mr. Parker served in various positions including Chairman, CEO, President and COOat Delta Petroleum Corporation between 1987 and May 2009. Prior to Delta, Mr. Parker operated privately through wholly owned Apex Operating Company Inc., and also AmPet, Inc. He received a Bachelor of Science in Mineral Land Management from the University of Colorado in 1983. Mr. Parker is a former board member of the Independent Petroleum Association of the Mountain States (IPAMS). He currently serves on the Boards of Trustees of the Denver Art Museum, Boy Scouts of America – Denver Area Council, and Alliance for Choice in Education (ACE).

Christopher R. Barber – Principal Accounting Officer

Christopher R. Barber, CPA served as Controller and Corporate Secretary for Recovery Energy for nine months before assuming the post of Principal Accounting Officer in 2011. Mr. Barber served with Denver-based Hein & Associates, LLP for six years prior to this time, most recently as Audit Manager responsible for audit engagements from planning stages through issuance of reports for SEC and private clients ranging in $30M -$125M in revenues primarily in the oil and gas exploration and production industry. His past affiliations also include Arthur Anderson, LLP. Mr. Barber received a Bachelor of Science in Accounting from the University of Denver in 2000.

Kent B. Lina – Sr. Vice President, Corporate Engineering

A Professional Engineer (PE), Kent Lina is a 30-year veteran engineering manager with 23 years’ experience in the DJ Basin where he has directed numerous drilling and production operations. Mr. Lina has performed reserve evaluations on various DJ Basin geological formations including the D, J and Codell sands and Niobrara Shale. His past affiliations include Amoco, Mesa Petroleum, Delta Petroleum, and mid-size exploration and development companies. Mr. Lina instigated and completed a study on Codell/Niobrara frac and re-frac production performance and reserves early on, in 1995, and his experience with horizontal drilling began in 1990 by drilling some of the first horizontal wells in the Austin Chalk. Mr. Lina received a Bachelor of Science in Civil Engineering from the University Of Missouri - Rolla (Missouri School Of Mines) in 1981.

Thomas J. Strawser – Senior Operations Engineer

An accomplished completions/production engineer, Thomas J. Strawser’s 30-year industry career includes engineering innovation in designing and optimizing fracing procedures to add significant production/reserves to both conventional oil fields and shale horizons.  A former Senior Engineer with Exxon/Mobil for 16 years, Mr. Strawser spent ten of those years in the Rocky Mountain area. He also served as a Halliburton Senior Completions Engineer on HPHT (high pressure/high temperature) wells in U.S., China and Europe, and has performed in-depth frac design/production analysis of of oil and gas wells worldwide. Mr. Strawser received a Bachelor of Science in Chemical Engineering from West Virginia University in 1968, and a Masters in Psychology from Regis University in Denver in 1996.

Peter K. Scott – Sr. Landman

Peter K. Scott has more than 30 years of industry experience in the DJ Basin.  He has been a front-line negotiator in the design and configuration of horizontal drilling sites since the inception of this new drilling technology in Colorado and Wyoming. His past affiliations, among others, include Martin Exploration Management Company, North American Resources Company, and EnCana Oil & Gas (USA) Inc. Mr. Scott received a Bachelor of Arts degree from the University of Colorado in 1978 and he is multilingual, fluent in English, French and Spanish. Mr. Scott is a longtime member of the Association of International Petroleum Negotiators (AIPN).

Michael A. (Mick) Domenick – Geologist

A broadly trained and experienced petroleum geologist with a career emphasis on domestic basin exploration, development geology and operations geology, Michael A. (Mick) Domenick’s specialties include structural geologic analysis and geo-steering operations to optimize resource plays. His experience extends across many areas with primary emphasis on Rocky Mountain basins and the Texas and Louisiana Gulf Coast.  He has had specific effort in the DJ Basin for the past five years.   Mr. Domenick’s 30-year career includes geologic positions at Delta Petroleum, Ellora Energy and Stephens Energy. He received aMaster of Science in Geology in 1981 and a Bachelor of Science in Geology/Biology in 1979 from the University of Rochester in New York. Mr. Domenick’s graduate studies spanned five years in Petroleum Geology/Basin Analysis at the University of Colorado and five years in Hydrogeology at the Colorado School of Mines.